June 1, 2012

Board of Directors
CirTran Corporation
4125 South 6000 West
West Valley City, Utah  84128

Re:         CirTran Corporation
Registration Statement on Form S-8

Gentlemen:

We have been engaged by CirTran Corporation (the “Company”) to render our opinion respecting the legality of certain securities to be offered and sold under the Company’s 2012 Incentive Plan and an individual plan grant pursuant to the registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”).  Capitalized terms used but not defined herein have the same meanings as set forth in the Registration Statement.

In connection with this engagement, we have examined the following:

(1)           Articles of Incorporation of the Company, as amended as of the date hereof;

(2)           Bylaws of the Company, as amended as of the date hereof;

(3)           the Registration Statement, including the financial statements of the Company incorporated by reference therein;

(4)           minutes of the Company’s board of directors and stockholders or written consents of the Company’s board of directors or stockholders in lieu thereof;

(5)           the Company’s 2012 Incentive Plan; and

(6)           an individual plan grant.

We have examined such other corporate records and documents and have made such other examination as we deemed relevant.  In rendering this opinion, we have assumed: (i) the genuineness of all signatures on all documents not executed in our presence; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies; and (iv) the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied, are true, correct, and complete.  None of the factual matters or assumptions on which our opinion is based is, to our knowledge, false in any respect as it relates to the opinion below.

Kruse Landa Maycock & Ricks, LLC

Board of Directors
CirTran Corporation
June 1, 2012

___________________________________

Based upon the above examination, we are of the opinion that the common stock to be sold pursuant to the Registration Statement will be, when issued, sold, and paid for in accordance with the 2012 Incentive Plan and the individual plan grant, legally issued, fully paid, and nonassessable under the Nevada law, including the Nevada Constitution, all applicable provisions of the Nevada Revised Statutes, and the reported judicial decisions interpreting those laws.

This firm consents to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

This opinion is rendered to you for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein.  This opinion may not be relied on by any other person or used for any other purpose, without the express written consent of the undersigned.

Sincerely,

/s/ Kruse Landa Maycock & Ricks, LLC

KRUSE LANDA MAYCOCK & RICKS, LLC

KLMR/KCT/vs